UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2022

Mallinckrodt plc

(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

College Business & Technology Park , Cruiserath, Blanchardstown, Dublin 15, Ireland
(Address of principal executive offices)

+353 1 6960000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

As previously disclosed, on October 12, 2020, Mallinckrodt plc, an Irish public limited company (“Mallinckrodt”), and certain of its subsidiaries voluntarily initiated proceedings under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Also as previously disclosed, on February 3, 2022, the Bankruptcy Court issued an opinion (which was subsequently revised on February 8, 2022 to make minor corrections) stating its intention to confirm Mallinckrodt’s Fourth Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code. Also as previously disclosed, on March 2, 2022, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (as amended, supplemented or otherwise modified, the “Plan”).

Also as previously disclosed, on February 14, 2022, the directors of Mallinckrodt initiated examinership proceedings before the High Court of Ireland (the “Irish High Court”), and on February 28, 2022, the Irish High Court made an order appointing Mr. Michael McAteer of Grant Thornton Ireland as examiner of Mallinckrodt (the “Examiner”). Subsequently, on April 27, 2022, the Irish High Court made an order pursuant to Section 541(3) of the Companies Act of Ireland confirming a scheme of arrangement proposed by the Examiner between Mallinckrodt, its creditors and members, which is based on and consistent in all respects with the Plan (the “Scheme of Arrangement”). Also as previously disclosed, on April 27, 2022, the Irish High Court also made an order pursuant to Section 542(3) of the Companies Act of Ireland that the Scheme of Arrangement would become effective on the same date that the Plan becomes effective. At such time, the Scheme of Arrangement would become binding on Mallinckrodt, its creditors and members as a matter of the laws of Ireland, the examinership proceedings would conclude, and Mallinckrodt would cease to be under the protection of the Irish High Court. On June 8, 2022, the Bankruptcy Court entered an order approving a minor modification to the Plan, which is reflected in the final Plan filed at Docket No. 7670 and filed as Exhibit 2.1 to this Current Report on Form 8-K.

On June 16, 2022 (the “Effective Date”), the Plan and the Scheme of Arrangement became effective and Mallinckrodt emerged from the chapter 11 and Irish examinership proceedings.

Additionally, on the Effective Date, Mallinckrodt issued a press release announcing the consummation of the Plan and the emergence from the chapter 11 and Irish examinership proceedings. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference. The information contained in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by Mallinckrodt under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 1.01.	Entry into a Material Definitive Agreement.

Resolution of Opioid-Related Claims

Pursuant to the Plan and the Scheme of Arrangement, on the Effective Date all opioid claims against Mallinckrodt and its subsidiaries were deemed to have been settled, discharged, waived, released and extinguished in full against Mallinckrodt and its subsidiaries, and Mallinckrodt and its subsidiaries ceased to have any liability or obligation with respect to such claims, which were treated in accordance with the Plan as follows:

•

Opioid claims will be channeled to certain trusts, which will receive $1,725.0 million in deferred payments from Mallinckrodt and certain of its subsidiaries consisting of (i) a $450.0 million payment on the Effective Date; (ii) a $200.0 million payment upon each of the first and second anniversaries of the Effective Date; (iii) a $150.0 million payment upon each of the third through seventh anniversaries of the Effective Date; and (iv) a $125.0 million payment upon the eighth anniversary of the Effective Date (collectively, the “Opioid Deferred Payments”), with Mallinckrodt retaining an eighteen-month option to prepay outstanding Opioid Deferred Payments (other than the initial Effective Date payment) at a discount (and to prepay the Opioid Deferred Payments at their undiscounted value even after expiration of such eighteen-month period). The terms of the Opioid Deferred Payments are set forth in the Plan and an Opioid Deferred Cash Payments Agreement, dated as of the Effective Date and incorporated into the Confirmation Order (such agreement, the “Opioid Deferred Cash Payments Agreement”). The Opioid Deferred Payments are unsecured and are guaranteed by Mallinckrodt and its subsidiaries that are borrowers, issuers or guarantors under the Takeback Term Loans and the New 1L Notes, Existing 1L Notes, New 2L Notes and Takeback 2L Notes (such notes collectively, the “Effective Date Notes”) (except for the Effective Date Notes, as defined and described further below), and certain future indebtedness (subject to certain exceptions). The Opioid Deferred Cash Payments Agreement contains affirmative and negative covenants (including an obligation to offer to pay the Opioid Deferred Payments without discount upon the occurrence of certain change of control triggering events) and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the Opioid Deferred Cash Payments Agreement could result in the required repayment of all outstanding Opioid Deferred Payment and could cause a cross-default that could result in the acceleration of certain indebtedness of Mallinckrodt and its subsidiaries.

•

Opioid claimants also received, in addition to other potential consideration, Warrants (as defined and described further below) for approximately 19.99% of reorganized Mallinckrodt’s new ordinary shares, nominal value $0.01 per share (“Ordinary Shares”), after giving effect to the exercise of the Warrants, but subject to dilution from equity reserved under Mallinckrodt’s MIP (as defined and described further below), exercisable at any time on or prior to the sixth anniversary of the effectiveness of the Plan, at a strike price of $103.40 per Ordinary Share. The Warrants were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 1145 of the Bankruptcy Code, which generally exempts from such registration requirements the issuance of certain securities under a plan of reorganization.

•	Pursuant to the Plan, certain Mallinckrodt subsidiaries will remain subject to an agreed-upon operating injunction with respect to the operation of their opioid business.

The foregoing descriptions of the Opioid Deferred Cash Payments Agreement and Warrants do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Opioid Deferred Cash Payments Agreement and the Warrant Agreement (as defined and described further below), which are filed as Exhibit 10.1 and Exhibit 4.1, respectively to this Current Report on Form 8-K and incorporated herein by reference.

Governmental Acthar Settlement

Pursuant to the Plan and the Scheme of Arrangement, on the Effective Date, all claims of the U.S. Department of Justice (“DOJ”) and other governmental parties relating to Acthar Gel against Mallinckrodt were deemed to have been settled, discharged, waived, released and extinguished in full against Mallinckrodt, and Mallinckrodt ceased to have any liability or obligation with respect to such claims, which will be treated in accordance with the Plan and the terms of the settlement that is summarized below:

•

Mallinckrodt entered into an agreement with DOJ and other governmental parties to settle a range of litigation matters and disputes relating to Acthar Gel (the “Governmental Acthar Settlement”), including a Medicaid lawsuit with the Centers for Medicare and Medicaid Services, a related False Claims Act (“FCA”) lawsuit in Boston, and an Eastern District of Pennsylvania (“EDPA”) FCA lawsuit principally relating to interactions of Acthar Gel’s previous owner (Questcor Pharmaceuticals Inc.) with an independent charitable foundation. To implement the Governmental Acthar Settlement, Mallinckrodt entered into two settlement agreements (the “Settlement Agreements”) with the United States and certain relators. Under the Governmental Acthar Settlement, which was conditioned upon Mallinckrodt commencing its chapter 11 proceeding and provides the distributions the applicable claimants will receive under the Plan, Mallinckrodt will pay $260.0 million to the DOJ and other parties over seven years and reset Acthar Gel’s Medicaid rebate calculation as of July 1, 2020, such that state Medicaid programs will receive 100% rebates on Acthar Gel Medicaid sales, based on current Acthar Gel pricing. Also in connection with the Governmental Acthar Settlement, Mallinckrodt has entered into a five-year corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services in March 2022. As a result of these agreements, upon effectiveness of the Governmental Acthar Settlement in connection with the effectiveness of the Plan, the U.S. Government has dropped its demand for approximately $640 million in retrospective Medicaid rebates for Acthar Gel and agreed to dismiss the FCA lawsuit in Boston and the EDPA FCA lawsuit. Similarly, state and territory Attorneys General have also dropped related lawsuits. In turn, Mallinckrodt has dismissed its appeal of the U.S. District Court for the District of Columbia’s adverse decision in the Medicaid lawsuit, which was filed in the U.S. Court of Appeals for the District of Columbia Circuit.

•

Mallinckrodt has entered into the Governmental Acthar Settlement with the DOJ and other governmental parties solely to move past these litigation matters and disputes and does not make any admission of liability or wrongdoing.

The foregoing description of the Governmental Acthar Settlement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Settlement Agreements, which are filed as Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

New Warrant Agreement

On the Effective Date and pursuant to the Plan, Mallinckrodt entered into a warrant agreement (the “Warrant Agreement”) with Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent. Pursuant to the Warrant Agreement, in accordance with the terms of the Plan and in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 1145 of the Bankruptcy Code, which generally exempts from such registration requirements the issuance of certain securities under a plan of reorganization, on the Effective Date, Mallinckrodt issued 3,290,675 warrants (“Warrants”) to purchase the Mallinckrodt Ordinary Shares to MNK Opioid Abatement Fund, LLC (the “Initial Holder”), a wholly owned subsidiary of Opioid Master Disbursement Trust II, a master disbursement trust established in accordance with the Plan.

Each Warrant is initially exercisable for one Ordinary Share at an initial exercise price of $103.40 per Ordinary Share (the “Exercise Price”), subject to the cashless exercise provisions contained in the Warrant Agreement. The Warrants are exercisable from the date of issuance until the sixth anniversary of the Effective Date.

The Exercise Price is subject to adjustment from time to time upon the occurrence of certain dilutive events, including (a) share dividends, share splits and share combinations, (b) certain other dividends or distributions, (c) the issuance of options or other convertible securities in certain circumstances, (d) the issuance of additional Ordinary Shares in certain circumstances, (e) the issuance of rights pursuant to a rights offering in certain circumstances, (f) a tender or exchange offer by Mallinckrodt to purchase or redeem Ordinary Shares in certain circumstances and (g) certain reclassification or reorganization events in respect of the Ordinary Shares. Other than in the case of an adjustment described in clause (b) above, whenever the Exercise Price is adjusted as provided above, the number of Warrant Shares for which a Warrant is exercisable (the “Warrant Number”) shall simultaneously be adjusted by multiplying the Warrant Number for which a Warrant is exercisable immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment, and the denominator of which shall be the Exercise Price immediately thereafter.

In the event of a Fundamental Transaction (as defined in the Warrant Agreement) where the consideration to holders of Ordinary Shares consists in whole or in part of (i) cash, (ii) equity securities listed on a U.S. national securities exchange or (iii) other consideration, the holders of Warrants will receive cash and/or other consideration in an amount and as determined in accordance with the Warrant Agreement.

Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder (together with such holder’s affiliates, and any persons whose beneficial ownership of Ordinary Shares would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC, including any group, within the meaning of the Exchange Act, of which such holder or such holder’s affiliates is a member) would beneficially own a number of Ordinary Shares in excess of 9.9% of the Ordinary Shares then outstanding after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 65 days’ notice to Mallinckrodt, the holder may waive the application of the Beneficial Ownership Limitation, and provided further that the Beneficial Ownership Limitation shall not apply in any Fundamental Transaction.

Pursuant to the Warrant Agreement, no holder of a Warrant, by virtue of holding or having a beneficial interest in the Warrant, will have the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of Mallinckrodt’s directors or any other matter, or exercise any rights whatsoever as a stockholder of Mallinckrodt unless, until and only to the extent such holders become holders of record of Ordinary Shares issued upon exercise of Warrants.

The foregoing description of the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Warrant Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

New Registration Rights Agreement

On the Effective Date and pursuant to the Plan, Mallinckrodt entered into a registration rights agreement (the “Registration Rights Agreement”) with the Initial Holder. The Registration Rights Agreement provides certain resale and other registration rights for the Registrable Securities (as defined in the Registration Rights Agreement), including the Warrants and the Warrant Shares, held by the Initial Holder and its permitted transferees and assignees.

Pursuant to the Registration Rights Agreement, Mallinckrodt has agreed to prepare and file with the SEC a registration statement by no later than (x) 90 days after the Effective Date if Mallinckrodt is then eligible to register the Registrable Securities on a registration statement on Form S-3 or (y) 180 days after the Effective Date if Mallinckrodt is not then eligible to register the Registrable Securities on a registration statement on Form S-3, in each case, covering the resale pursuant to the Securities Act of all Registrable Securities held by the Initial Holder and its permitted transferees and assignees. Following the effectiveness of such registration statement, Mallinckrodt has agreed to use commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such registration statement are no longer Registrable Securities. In addition, during the effectiveness of such registration statement, the holders of a majority of Registrable Securities then outstanding may request to sell all or any portion of their Registrable Securities in an underwritten public offering that is registered pursuant to such registration statement, subject to the limitations provided in the Registration Rights Agreement.

In the event that a registration statement has not been timely filed as described in the preceding paragraph or, following the effectiveness of the registration statement described in the preceding paragraph, such registration statement ceases to be effective, the holders of a majority of the Registrable Securities then outstanding may demand that Mallinckrodt facilitate an underwritten offering of the Registrable Securities in the manner and subject to the conditions described in the Registration Rights Agreement. In addition, Mallinckrodt has agreed to provide the Initial Holder and its permitted transferees and assignees customary “piggyback registration rights” with respect to certain underwritten offerings, subject to the limitations set forth in the Registration Rights Agreement.

The foregoing registration rights are subject to certain conditions and limitations, including customary grace periods, Mallinckrodt’s right to delay or withdraw a registration statement under certain circumstances and, if an underwritten offering is contemplated, the right of underwriters to limit the number of securities to be included in a registration statement.

Mallinckrodt will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions. The Registration Rights Agreement will terminate, with respect to each Holder, at such time as such Holder no longer owns any Registrable Securities, and in full and be of no further effect, at such time as there are no Registrable Securities held by any Holders.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Takeback Term Loans

On the Effective Date and pursuant to the Plan, Mallinckrodt International Finance S.A. (“MIFSA”) and Mallinckrodt CB LLC (“MCB” and together with MIFSA, the “Issuers”), each of which is a subsidiary of Mallinckrodt, entered into a senior secured term loan facility with an aggregate principal amount of approximately $1,393 million (the “2017 Replacement Term Loans”) and a senior secured term loan facility with an aggregate principal amount of approximately $370 million (the “2018 Replacement Term Loans” and, together with the 2017 Replacement Term Loan, the “Takeback Term Loans”), each pursuant to a Credit Agreement, dated as of the Effective Date (the “Credit Agreement”), among Mallinckrodt, the Issuers, the lenders party thereto from time to time, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, and Deutsche Bank AG New York Branch, as collateral agent, which were issued to the holders of the existing senior secured term loans incurred by the Issuers in satisfaction thereof.

All obligations under the Takeback Term Loans are unconditionally guaranteed by Mallinckrodt, certain of its direct or indirect wholly owned U.S. subsidiaries, each of its direct or indirect wholly owned subsidiaries that owns directly or indirectly any such wholly owned U.S. subsidiary, and certain other subsidiaries, subject to certain exceptions (collectively, the “Guarantors”) and are secured by a security interest in certain assets of the Issuers and the Guarantors.

The 2017 Replacement Term Loans bear interest at a rate equal to, at the option of the borrowers thereunder, adjusted LIBOR, subject to a floor of 0.75%, plus a spread equal to 5.25% or an alternate base rate, subject to a floor of 1.75%, plus a spread equal to 4.25%. The 2018 Replacement Term Loans bear interest at a rate equal to, at the option of the borrowers thereunder, adjusted LIBOR, subject to a floor of 0.75%, plus a spread equal to 5.50% or an alternate base rate, subject to a floor of 1.75%, plus a spread equal to 4.50%. Interest on the Takeback Term Loans is payable at the end of each applicable interest period, but in no event less frequently than quarterly.

The Credit Agreement contains certain customary affirmative and negative covenants, representations and warranties and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the Credit Agreement could result in the acceleration of all outstanding borrowings under the Takeback Term Loans and could cause a cross-default that could result in the acceleration of other indebtedness of Mallinckrodt and its subsidiaries.

The Takeback Term Loans mature on September 30, 2027. Amounts outstanding under the Takeback Term Loan may be prepaid at any time, subject, under certain circumstances, to a 1.00% prepayment premium.

The foregoing summary of the Takeback Term Loans does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

11.500% First Lien Senior Secured Notes due 2028

Purchase Agreement

On June 15, 2022, the Issuers and Mallinckrodt entered into a purchase agreement (the “Note Purchase Agreement”) with certain Purchasers (as defined in the Note Purchase Agreement) with respect to the issuance and sale of $650.0 million aggregate principal amount of 11.500% First Lien Senior Secured Notes due 2028 (the “New 1L Notes”). The Note Purchase Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the New 1L Notes, and other terms and conditions customary in agreements of this type. The net proceeds of the issuance of the New 1L Notes were applied to repay in part the existing senior secured revolving credit facility incurred by the Issuers and certain of their respective subsidiaries. The issuance of the New 1L Notes was exempt from registration under the Securities Act.

The foregoing summary of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, which is filed as Exhibit 10.6 to this Current Report on Form 8-K and incorporated herein by reference.

Indenture

The New 1L Notes were issued by the Issuers on the Effective Date pursuant to an Indenture, dated as of the Effective Date (the “New 1L Notes Indenture”) among the Issuers, Mallinckrodt, the Subsidiary Note Guarantors (as defined below), Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, as first lien collateral agent. The New 1L Notes mature on December 15, 2028.

Interest on the New 1L Notes is payable semi-annually in cash on June 15 and December 15 of each year, commencing on December 15, 2022. The initial interest rate on the New 1L Notes of 11.500% per annum is subject to increase to cause the yield to maturity of the New 1L Notes to match, to the extent greater, the yield to maturity of certain additional first lien indebtedness incurred during the six months following the Effective Date.

The Issuers may redeem some or all of the New 1L Notes prior to June 15, 2027 by paying a “make-whole” premium, plus accrued and unpaid interest, if any. The Issuers may redeem some or all of the New 1L Notes on or after June 15, 2027 at par, plus accrued and unpaid interest, if any.

The Issuers may also redeem all, but not less than all, of the New 1L Notes at any time at a price of 100% of their principal amount, plus accrued and unpaid interest, if any, in the event the Issuers become obligated to pay additional amounts as a result of changes affecting certain withholding tax laws applicable to payments on the New 1L Notes.

The Issuers are obligated to offer to repurchase the New 1L Notes (a) at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events and (b) at a price of 100% of their principal amount plus accrued and unpaid interest, if any, in the event of certain net asset sales. These obligations are subject to certain qualifications and exceptions.

The New 1L Notes Indenture contains certain customary covenants and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the New 1L Notes Indenture could result in the acceleration of the New 1L Notes and could cause a cross-default that could result in the acceleration of other indebtedness of Mallinckrodt and its subsidiaries.

The New 1L Notes are jointly and severally guaranteed on a secured, unsubordinated basis by Mallinckrodt and each of its subsidiaries (other than the Issuers) that guarantees the obligations under the Takeback Term Loans (the “Subsidiary Note Guarantors”).

The New 1L Notes and the guarantees thereof are secured by liens on the same assets of the Issuers, Mallinckrodt and the Subsidiary Note Guarantors that are subject to liens securing the Takeback Term Loans, subject to certain exceptions.

The foregoing summary of the New 1L Notes and the New 1L Notes Indenture does not purport to be complete and is qualified in its entirety by reference to the New 1L Notes Indenture and the form of New 1L Notes, which are filed as Exhibit 4.2 and Exhibit 4.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Existing 10.000% First Lien Senior Secured Notes due 2025

On the Effective Date and pursuant to the Plan and the Scheme of Arrangement, the Issuers’ existing 10.000% First Lien Senior Secured Notes due 2025 (the “Existing 1L Notes”) in an aggregate principal amount of approximately $495 million and the note documents relating thereto were reinstated.

In addition, pursuant to the terms of the indenture governing the Existing First Lien Notes, the Issuers, Mallinckrodt, the Subsidiary Note Guarantors, Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, as first lien collateral agent, entered into a supplemental indenture, dated of the Effective Date (the “Supplemental Indenture”), pursuant to which certain additional assets were added to the collateral securing the Existing 1L Notes and the guarantees thereof.

The foregoing summary of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the Supplemental Indenture, which is filed as Exhibit 4.4 to this Current Report on Form 8-K and incorporated herein by reference.

10.000% Second Lien Senior Secured Notes due 2025

On the Effective Date, pursuant to the Plan and the Scheme of Arrangement, the Issuers issued 10.000% Second Lien Senior Secured Notes due 2025 (the “New 2L Notes”) in an aggregate principal amount of approximately $323 million to the holders of the Issuers’ existing 10.000% Second Lien Senior Secured Notes due 2025 in satisfaction thereof. The New 2L Notes were issued pursuant to an Indenture, dated as of the Effective Date (the “New 2L Notes Indenture”), among the Issuers, Mallinckrodt, the Subsidiary Note Guarantors and Wilmington Savings Fund Society, FSB, as second lien trustee and second lien collateral agent. The New 2L Notes mature on April 15, 2025. The issuance of the New 2L Notes was exempt from registration under the Securities Act.

Interest on the New 2L Notes is payable semi-annually in cash on April 15 and October 15 of each year, commencing on October 15, 2022.

The Issuers may redeem some or all of the New 2L Notes prior to April 15, 2024 at specified redemption prices, plus accrued and unpaid interest, if any. The Issuers may redeem some or all of the New 2L Notes on or after April 15, 2024 at par, plus accrued and unpaid interest, if any.

The Issuers may also redeem all, but not less than all, of the New 2L Notes at any time at a price of 100% of their principal amount, plus accrued and unpaid interest, if any, in the event the Issuers become obligated to pay additional amounts as a result of changes affecting certain withholding tax laws applicable to payments on the New 2L Notes.

The Issuers are obligated to offer to repurchase the New 2L Notes (a) at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events and (b) at a price of 100% of their principal amount plus accrued and unpaid interest, if any, in the event of certain net asset sales. These obligations are subject to certain qualifications and exceptions.

The New 2L Notes Indenture contains certain customary covenants and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the New 2L Notes Indenture could result in the acceleration of the New 2L Notes and could cause a cross-default that could result in the acceleration of other indebtedness of Mallinckrodt and its subsidiaries.

The New 2L Notes are jointly and severally guaranteed, subject to certain exceptions, on a secured, unsubordinated basis by Mallinckrodt and the Subsidiary Note Guarantors.

The New 2L Notes and the guarantees thereof are secured by liens on the same assets of the Issuers, Mallinckrodt and the Subsidiary Note Guarantors that are subject to liens securing the Takeback Term Loans, subject to certain exceptions.

The foregoing summary of the New 2L Notes and the New 2L Notes Indenture does not purport to be complete and is qualified in its entirety by reference to the New 2L Notes Indenture and the form of New 2L Notes, which are filed as Exhibit 4.5 and Exhibit 4.6, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

10.000% Second Lien Senior Secured Notes due 2029

On the Effective Date, pursuant to the Plan and the Scheme of Arrangement, the Issuers issued new 10.000% Second Lien Senior Secured Notes due 2029 (“the Takeback 2L Notes”) in an aggregate principal amount of $375 million to the holders of the Issuers’ 5.75% Senior Notes due 2022, 5.625% Senior Notes due 2023 and 5.50% Senior Notes due 2025 (collectively, the “Guaranteed Unsecured Notes”) in partial satisfaction thereof. The Takeback 2L Notes were issued pursuant to an indenture, dated as of the Effective Date (the “Takeback 2L Notes Indenture”), among the Issuers, Mallinckrodt, the Subsidiary Note Guarantors and Wilmington Savings Fund Society, FSB, as second lien trustee and second lien collateral agent. The Takeback 2L Notes mature on June 15, 2029. The issuance of the Takeback 2L Notes was exempt from registration under the Securities Act.

Interest on the Takeback 2L Notes is payable semi-annually in cash on June 15 and December 15 of each year, commencing on December 15, 2022.

The Issuers may redeem some or all of the Takeback 2L Notes prior to June 15, 2026 by paying a “make-whole” premium, plus accrued and unpaid interest, if any. The Issuers may redeem some or all of the Takeback 2L Notes on or after June 15, 2026 but prior to June 15, 2028 at specified redemption prices, plus accrued and unpaid interest, if any. The Issuers may redeem some or all of the Takeback 2L Notes on or after June 15, 2028 at par, plus accrued and unpaid interest, if any. In addition, prior to June 15, 2026, the Issuers may redeem up to 40% of the aggregate principal amount of the Takeback 2L Notes with the net proceeds of certain equity offerings.

The Issuers may also redeem all, but not less than all, of the Takeback 2L Notes at any time at a price of 100% of their principal amount, plus accrued and unpaid interest, if any, in the event the Issuers become obligated to pay additional amounts as a result of changes affecting certain withholding tax laws applicable to payments on the Takeback 2L Notes.

The Issuers are obligated to offer to repurchase the Takeback 2L Notes (a) at a price of 101% of their principal amount plus accrued and unpaid interest, if any, as a result of certain change of control events and (b) at a price of 100% of their principal amount plus accrued and unpaid interest, if any, in the event of certain net asset sales. These obligations are subject to certain qualifications and exceptions.

The Takeback 2L Notes Indenture contains certain customary covenants and events of default (subject in certain cases to customary grace and cure periods). The occurrence of an event of default under the Takeback 2L Notes Indenture could result in the acceleration of the Takeback 2L Notes and could cause a cross-default that could result in the acceleration of other indebtedness of Mallinckrodt and its subsidiaries.

The Takeback 2L Notes are jointly and severally guaranteed, subject to certain exceptions, on a secured, unsubordinated basis by Mallinckrodt and the Subsidiary Note Guarantors.

The Takeback 2L Notes and the guarantees thereof are secured by liens on the same assets of the Issuers, Mallinckrodt and the Subsidiary Note Guarantors that are subject to liens securing the Takeback Term Loans, subject to certain exceptions.

The foregoing summary of the Takeback 2L Notes and the Takeback 2L Notes Indenture does not purport to be complete and is qualified in its entirety by reference to the Takeback 2L Notes Indenture and the form of Takeback 2L Notes, which are filed as Exhibit 4.7 and Exhibit 4.8, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Accounts Receivable Financing Facility

On the Effective Date, MEH, Inc. (“MEH”), as servicer, ST US AR Finance LLC, a direct wholly owned subsidiary of MEH (“ST US AR”), as borrower, Barclays Bank PLC, as administrative agent and collateral agent, the lenders party thereto, and the letter of credit issuers party thereto entered into a receivables financing facility (the “Receivables Financing Facility”) pursuant to an ABL Credit Agreement (the “Receivables Financing Credit Agreement”) and a Purchase and Sale Agreement (the “Purchase and Sale Agreement”). Under the Receivables Financing Facility, ST US AR may borrow money up to an amount based on a borrowing base with a maximum draw of up to $200 million. Borrowings are secured by a first-lien security interest under the Receivables Financing Facility on existing and future accounts receivables and related assets that have been sold from certain subsidiaries of MEH to ST US AR. The Receivables Financing Facility includes customary affirmative and negative covenants for transactions of this type. From the closing date until the last day of the first fiscal quarter after the closing date, borrowings bear interest at a rate of (a) either (i) the alternate base rate or (ii) SOFR, and (b) an applicable margin. On the first day of each fiscal quarter thereafter, the applicable margins shall be determined from a pricing grid based upon the historical excess availability for the most recent fiscal quarter ended immediately prior. The Receivables Financing Facility matures on the earlier of June 16, 2026 and a date that is 91 days prior to the maturity date of other material debt or any other material indebtedness that is incurred after the closing date. ST US AR may borrow, pay or prepay and reborrow under the Receivables Financing Facility at any time. So long as there is not an overadvance under the Receivables Financing Facility, and subject to certain other conditions, ST US AR can elect to repay borrowings or use cash to make distributions to MEH and certain subsidiaries of MEH that have contributed receivables to ST US AR. The obligations under the Receivables Financing Facility are not guaranteed by MEH or any of its restricted subsidiaries. The Receivables Financing Facility is subject to customary events of defaults for transactions of this type.

The foregoing summary of the Receivables Financing Credit Agreement and the Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the Receivables Financing Credit Agreement and the Purchase and Sale Agreement, which are filed as Exhibit 10.7 and Exhibit 10.8, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02.	Termination of Material Definitive Agreement.

Restructuring Support Agreement

On the Effective Date, the Restructuring Support Agreement (the “RSA”) entered into by Mallinckrodt, as part of a prearranged plan of reorganization, was terminated pursuant to its terms.

Equity Interests

Pursuant to the Scheme of Arrangement, on the Effective Date, all of the existing ordinary shares of Mallinckrodt and all rights attaching or relating thereto were cancelled and such equity interests were deemed to have no further force or effect. On the Effective Date, Mallinckrodt issued new Mallinckrodt Ordinary Shares to holders of the Guaranteed Unsecured Notes, subject to dilution by the Warrants and the MIP.

Debt Instruments

Satisfaction of Existing Term Loans and Repayment of Existing Revolver

Pursuant to the Plan and Scheme of Arrangement, on the Effective Date, lenders holding allowed claims in respect of the existing senior secured term loans due September 2024 (the “2024 Term Loans”) and senior secured term loans due February 2025 (the “2025 Term Loans” and, together with the 2024 Term Loans, the “Existing Term Loans”)

incurred by the Issuers received their pro rata share of the 2017 Replacement Term Loans (in the case of the 2024 Term Loans) or the 2018 Replacement Term Loans (in the case of the 2025 Term Loans) and payment in cash of an exit fee equal to 1.00% of such remaining principal amount in satisfaction thereof.

Pursuant to the Plan and Scheme of Arrangement, on the Effective Date, lenders’ allowed claims in respect of the existing $900 million senior secured revolving credit facility (the “Existing Revolver”) incurred by the Issuers and certain of their respective subsidiaries were paid in full in cash, including with the net proceeds of the New 1L Notes.

As a result of the satisfaction of the Existing Term Loans and the repayment of the Existing Revolver pursuant to the Plan and the Scheme of Arrangement, Mallinckrodt and its subsidiaries terminated the Credit Agreement, dated as of March 19, 2014, among Mallinckrodt, the Issuers, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, and the related loan documents.

Satisfaction of 10.000% Second Lien Senior Secured Notes due 2025

Pursuant to the Plan and Scheme of Arrangement, on the Effective Date, lenders holding allowed claims in respect of the Issuers’ existing 10.000% second lien senior secured notes due 2025 (the “Existing 2L Notes”) received their pro rata share of the New 2L Notes in satisfaction thereof.

As a result of the satisfaction of the Existing 2L Notes pursuant to the Plan and the Scheme of Arrangement, Mallinckrodt and its subsidiaries terminated the Existing 2L Notes and the indenture, dated as of December 6, 2019, among the Issuers, the guarantors from time to time party thereto, BOKF, NA (as successor in such capacity to Wilmington Savings Fund Society, FSB), as second lien trustee, and Wilmington Savings Fund Society, FSB, as second lien collateral agent, pursuant to which the Existing 2L Notes were issued, and the related note documents.

Discharge of Mallinckrodt’s Guaranteed Unsecured Notes

Pursuant to the Plan and Scheme of Arrangement, on the Effective Date, holders of allowed claims in respect of Issuers’ Guaranteed Unsecured Notes received their pro rata share of the Takeback 2L Notes and 100% of the new Mallinckrodt Ordinary Shares, subject to dilution by the Warrants and Mallinckrodt’s MIP.

Otherwise, pursuant to the Plan and the Scheme of Arrangement, all claims in respect of the Guaranteed Unsecured Notes and the indentures governing them were settled, discharged, waived, released and extinguished in full.

Resolution of Other Remaining Claims

Pursuant to the Plan and Scheme of Arrangement, on the Effective Date, certain trade claims and other general unsecured claims, including the claims of the holders of the 4.75% senior notes due April 2023, against Mallinckrodt and its debtor subsidiaries were deemed to have been settled, discharged, waived, released and extinguished in full, and Mallinckrodt ceased to have any liability or obligation with respect to such claims, which were then treated in accordance with the Plan and the Scheme of Arrangement, which provide for the holders of such claims to share in $135.0 million in cash, plus other potential consideration, in accordance with the allocations as prescribed in the Plan and the Scheme of Arrangement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

The descriptions of the following agreements set forth under Item 1.01 above are incorporated by reference herein: (i) Resolution of Opioid-Related Claims, (ii) Settlement Agreements, (iii) Takeback Term Loans, (iv) 11.500% First Lien Senior Secured Notes due 2028, (v) Existing 10.000% First Lien Senior Secured Notes due 2025, (vi) 10.000% Second Lien Senior Secured Notes due 2025, (vii) 10.000% Second Lien Senior Secured Notes due 2029 and (viii) Accounts Receivable Financing Facility.

Item 3.02.	Unregistered Sales of Equity Securities.

On the Effective Date, Mallinckrodt issued the following in accordance with the Plan and Scheme of Arrangement:

•	13,170,932 new Mallinckrodt Ordinary Shares were issued to holders of the Guaranteed Unsecured Notes; and

•	3,290,675 Warrants to purchase 3,290,675 new Mallinckrodt Ordinary Shares were issued to the opioid claimants.

As of the Effective Date, there were 13,170,932 shares of new Mallinckrodt Ordinary Shares (symbol MNKPF) and 3,290,675 Warrants issued and outstanding.

The new Mallinckrodt Ordinary Shares and the Warrants issued pursuant to the Plan were issued pursuant to the exemption from the registration requirements of the Securities Act under Section 1145 of the Bankruptcy Code, which generally exempts from such registration requirements the issuance of certain securities under a plan of reorganization.

Item 3.03.	Material Modification to Rights of Security Holders.

Except as otherwise provided in the Plan and Scheme of Arrangement, all notes, equity, agreements, instruments, certificates and other documents evidencing any security interest of Mallinckrodt were cancelled on the Effective Date. The securities cancelled on the Effective Date include all of the existing ordinary shares of Mallinckrodt. For further information, see the Explanatory Note and Items 1.01, 1.02, 3.02, 5.01 and 5.03 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

As discussed elsewhere in this Current Report, as of the Effective Date, all of the existing ordinary shares of Mallinckrodt were cancelled and pursuant to the Plan and Scheme of Arrangement, Mallinckrodt issued 100% of the new Mallinckrodt Ordinary Shares to holders of the Guaranteed Unsecured Notes. In addition, all of the opioid claimants will receive, in addition to other potential consideration, warrants for approximately 19.99% of reorganized Mallinckrodt’s new Ordinary Shares, after giving effect to the exercise of the Warrants (but subject to dilution from equity reserved under the MIP), exercisable at any time on or prior to the sixth anniversary of the effectiveness of the Plan.

For further information, see the Explanatory Note and Items 1.01, 1.02, 3.02 and 5.03 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officers and Directors

As of the Effective Date, Mark Trudeau resigned from his role as President, Chief Executive Officer and director of Mallinckrodt pursuant to a Separation of Employment Agreement and General Release (the “Separation Agreement”). Under the Separation Agreement, Mr. Trudeau is entitled to receive, among other things, the following severance compensation and benefits, subject to his execution and nonrevocation of the Separation Agreement (including a release of claims): (a) a lump sum payment equal to the sum of (i) 24 months of his current base salary in the gross amount of $2,100,000, (ii) his annual bonus for two fiscal years in the gross amount of $2,878,750, (iii) the gross amount of $594,952 in lieu of a bonus for fiscal year 2022 and (iv) Mallinckrodt’s portion of COBRA premiums for 18 months in the gross amount of $36,694 and (b) Mallinckrodt’s payment for outplacement services for 12 months and tax accounting services in preparation of his tax returns. All outstanding equity awards held by Mr. Trudeau as of the Effective Date were canceled and forfeited pursuant to the Plan. The Separation Agreement further provides that the restrictive covenants contained in Mr. Trudeau’s employment agreement continue to apply in accordance with their terms.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.9 to this Current Report on Form 8-K and incorporated herein by reference.

In addition, the following directors of the board of directors of Mallinckrodt (the “Board”) also resigned from their roles as directors of Mallinckrodt (and any committees of the Board thereof) (collectively, the “Director Resignations”): Angus Russell, David R. Carlucci, J. Martin Carroll, Paul R. Carter, David Y. Norton, Carlos V. Paya, M.D., Ph.D., JoAnn Reed, Anne C. Whitaker and Kneeland Youngblood, M.D.

None of the directors or officers have resigned as a result of any disagreement with Mallinckrodt on any matter relating to its operations, policies or practices.

Appointment of Directors

As of the Effective Date and immediately following the Director Resignations, the following individuals were appointed directors of Mallinckrodt: Paul M. Bisaro (as Chairman of the Board), Daniel Celentano, Riad El-Dada, Neal P. Goldman, Dr. Woodrow (Woody) Myers, and James R. Sulat. Additionally, as described further below in this Current Report, on the Effective Date, Mallinckrodt announced the appointment of Sigurdur (Siggi) Olafsson as a member of Mallinckrodt’s Board, effective June 25, 2022 (Mr. Olafsson and the individuals in the immediately preceding sentence collectively, the “New Directors”).

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Paul Bisaro: Mr. Bisaro has more than 30 years of leadership experience at generic and branded pharmaceutical companies and a track record of driving growth through operational execution and corporate transformation. Mr. Bisaro previously served as president, chief executive officer and a director on the board of Impax Laboratories from 2016 to 2018, and as executive chairman of Amneal Pharmaceuticals until 2019 following its 2018 merger with Impax. Prior to Impax, Mr. Bisaro was executive chairman of Allergan from 2014 to 2016, and president and chief executive officer of Actavis (and its predecessor firm Watson Pharmaceuticals) from 2007 to 2014, where he served on the board from 2007 until 2018. From 1999 to 2007, he served as president, chief operating officer and a director on the board of Barr Pharmaceuticals. Earlier in his career, he worked as an attorney for Winston & Strawn and as a consultant with Arthur Andersen & Co. In addition to the Mallinckrodt board, Mr. Bisaro currently serves as a director on the boards of Zoetis and TherapeuticsMD, positions he has held since 2020 and 2015, respectively. He served on the boards of Zimmer Biomet 2013 to 2017 and the Association of Accessible Medicines (previously the Generic Pharmaceutical Association) from 2010 to 2011, in addition to serving on the boards of private pharmaceuticals companies and educational institutions. Mr. Bisaro holds an undergraduate degree in General Studies from the University of Michigan and a JD from Catholic University of America in Washington, D.C.

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Daniel Celentano: Mr. Celentano is a nationally recognized investment banker and financial advisor, guiding companies from a range of industries with his expertise in business planning, liability management, public and private equity offerings and mergers and acquisitions. Mr. Celentano most recently served as a senior managing director at Evercore, where he held various senior roles from 2008 until 2020 and led teams in New York and London. He was previously a senior managing director at Bear Stearns from 1988 to 2008 and, earlier in his career, a managing director at Oppenheimer and a vice president at Citi. Mr. Celentano holds a BA from the College of the Holy Cross and an MBA in Finance from the Wharton School of the University of Pennsylvania.

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Riad El-Dada: Mr. El-Dada is a proven pharmaceutical executive with extensive U.S. and international experience across commercial, brand and franchise operations and research and development. Mr. El-Dada served as a senior executive at Merck for over 25 years, most recently leading the commercial organization as president of U.S. human health from 2018 to 2021. Prior to that, he held leadership roles of increasing responsibility at Merck, including as managing director of Australia and New Zealand, SVP of U.S. sales and commercial operations and SVP of the global diabetes franchise. He began his career at McKinsey & Co., where he was a consultant from 1988 to 1994. Mr. El-Dada holds a BA from Cornell University and a Master’s in Foreign Service from Georgetown University.

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Neal Goldman: Mr. Goldman has more than 25 years of experience advising companies across industries on strategies to increase shareholder value and deep expertise in strategic and capital planning and corporate transformations. Mr. Goldman is currently chief executive officer of SAGE Capital Investments, a position he has held since 2013. He served as a managing director at Och Ziff Capital Management from 2014 to 2016, and prior to that, as a founding partner of Brigade Capital Management from 2006 to 2012. He began his career at MacKay Shields, where he served as managing director until 2006. In addition to the Mallinckrodt board, Mr. Goldman currently serves as chairman of Talos Energy and as a director on the board of Weatherford International, roles he has held since 2017 and 2019, respectively. Mr. Goldman holds a BA from the University of Michigan and an MBA from the University of Illinois.

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Dr. Woodrow (Woody) Myers: Dr. Myers is a nationally recognized leader in the development of advanced healthcare management programs and initiatives to improve medical quality. Dr. Myers is currently managing director of Myers Ventures, a firm he founded in 2015 to bring his passion for the highest standards of patient care and management to large healthcare organizations. Through this role, he served as chief medical officer and chief healthcare strategist for Blue Cross Blue Shield of Arizona from 2018 to 2019, as chief executive officer at Valitàs Health Services (previously Corizon Health) from 2013 to 2015, and as a consultant for multiple hospitals, healthcare companies and provider organizations. He previously served as executive vice president and chief medical officer of WellPoint from 2000 to 2005, as the director of healthcare management at the Ford Motor Company from 1995 to 2000, and as corporate medical director for The Associated Group from 1990 to 1995. Earlier in his career, he served as health commissioner for New York City and the state of Indiana and as chairman of quality assurance at San Francisco General Hospital. In addition to the Mallinckrodt board, Dr. Myers serves as a public health and political affairs advisor to Sera Prognostics, as a director on the boards of Personalis and Freespira, and on the public health advisory committee of eHealth, all roles he has held since 2021. He previously served as chairman of the visiting committee for the Harvard School of Public Health and as a member of the Harvard University board of overseers and the Stanford University board of trustees. Dr. Myers holds a BA and MBA from Stanford University and an MD from Harvard University.

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James Sulat: Mr. Sulat brings more than 20 years of leadership experience in the life sciences industry, both as a senior executive and a board member. Mr. Sulat previously served as chief executive officer and chief financial officer at Maxygen from 2009 to 2013, and as a director on the Maxygen board from 2003 until 2013. Prior to that, he served as president and chief executive officer at Memory Pharmaceuticals from 2005 to 2008, and as a director on the Memory board from 2005 to 2009. Earlier in his career, he served as chief financial officer at R.R. Donnelley & Sons, Chiron Corporation and Stanford Health Service. In addition to Mallinckrodt, Mr. Sulat currently serves as vice chairman of the supervisory board for Valneva SE, a position he has held since 2013. He has also served on the boards of Arch Therapeutics and Exicure since 2015 and 2020, respectively. Mr. Sulat holds a BS in Administrative Sciences from Yale University and an MBA and an MS in Health Services Administration from Stanford University.

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Sigurdur (Siggi) Olafsson: Mr. Olafsson will bring almost 30 years of diverse pharmaceutical experience across branded and generics drugs, most recently serving as CEO of Hikma Pharmaceuticals. Prior to Hikma, Mr. Olafsson served as President and Chief Executive Officer of the Global Generic Medicines Group of Teva Pharmaceuticals. Previously, he was President of Actavis plc (Watson) and CEO of the Actavis Group, which develop, manufacture and distribute branded, generic and biosimilar products. Mr. Olafsson also held a number of leadership positions in Pfizer’s Global R&D organization in the UK and U.S., focused on branded drug development, and served as Head of Drug Development for Omega Farma in Iceland. Mr. Olafsson has served as a director of Pfenex Inc. (from 2017 to 2019), Elucida Oncology Inc. (from 2017 to 2018) and Oculis ehf (from 2017 to 2018).

There are no transactions between the New Directors, on the one hand, and Mallinckrodt, on the other hand, that would be reportable under Item 404(a) of Regulation S-K, and other than the Plan, no arrangements or understandings between the New Directors and any other persons pursuant to which the directors were selected to the Board.

New Directors who are non-employee directors will receive the following compensation.

•	Cash Retainers

•	Board Members. Each non-employee director will receive an annual cash retainer of $75,000, paid in quarterly installments at the beginning of each quarter.

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Committee Chairs. The Chair of the Audit Committee will receive a supplemental annual cash retainer of $25,000. The Chair of the Human Resources and Compensation Committee and the Governance and Compliance Committee will each receive a supplemental annual cash retainer of $17,500.

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Committee Members. Each member of the Audit Committee (excluding the chair) will receive a supplemental annual cash retainer of $15,000. Each member of the Human Resources and Compensation Committee and the Governance and Compliance Committee (excluding the chairs) will receive a supplemental annual cash retainer of $10,500.

•	Non-Executive Chairman of the Board. The non-executive Chairman of the Board will receive a supplemental annual cash retainer of $25,000.

•	In addition, each non-employee director will receive $1,500 for each meeting attended that is in excess of 10 meetings (including meetings of the Board and each committee of the Board).

•	Equity Awards

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Restricted Stock Units (“RSUs”). Within 15 days after the Effective Date, each non-employee director will receive a grant of restricted stock units (“RSUs”) with a value of $700,000, with the non-executive Chairman of the Board receiving additional RSUs with a value of $230,000, which grant of RSUs will vest ratably on each of the first two anniversaries of the Effective Date.

Appointment of New Chief Executive Officer

On the Effective Date, Mallinckrodt announced the appointment of Mr. Olafsson as President, Chief Executive Officer and as a member of Mallinckrodt’s Board, effective June 25, 2022.

On the Effective Date, Mallinckrodt entered into an Employment Agreement (the “Employment Agreement”) with Mr. Olafsson, pursuant to which Mr. Olafsson will serve as Mallinckrodt’s Chief Executive Officer effective as of June 25, 2022 (the “Start Date”) and for an indefinite term.

Compensation

Pursuant to the Employment Agreement, Mr. Olafsson will receive an annual base salary of $1,100,000. Mr. Olafsson will also be eligible to receive a performance-based annual bonus with a target amount of 135% of base salary and a maximum amount of 250% of base salary. For the 2022 annual bonus, Mr. Olafsson will receive a guaranteed amount of $742,500, which represents 50% of his target annual bonus. In addition, in connection with entering into the Employment Agreement, on or within 30 calendar days following the Start Date, Mr. Olafsson will be granted a one-time equity award (the “Initial Grant”) covering 450,545 Ordinary Shares, 50% of which will consist of restricted stock units that vest ratably on each of the first three anniversaries of the Start Date, and the remaining 50% of which will consist of performance stock units (“PSUs”) that cliff vest at the end of a performance period beginning on the Effective Date and ending in December 2024 based on Mallinckrodt’s total shareholder return relative to peers during such performance period. Beginning in fiscal year 2023 and for each subsequent fiscal year, Mr. Olafsson will be eligible to receive equity awards (the “Annual Grant”) under Mallinckrodt’s equity compensation plans including the MIP (as defined below). The target value for the Annual Grant in respect of fiscal year 2023 will be not less than $4,000,000.

Severance

Under the Employment Agreement, in the event that Mr. Olafsson’s employment is terminated by Mallinckrodt without Cause or by Mr. Olafsson with Good Reason (in each case as defined in the Employment Agreement), Mr. Olafsson will be entitled to the following severance compensation and benefits (the “Severance Benefits”): (a) an amount equal to two times the sum of his annual base salary and target annual bonus payable in installments, (b) a lump sum payment of a prorated target annual bonus with respect to the year in which the termination occurs, (c) Mallinckrodt’s payment of COBRA premiums for 18 months or until he becomes eligible for comparable benefits through a new employment, (d) accelerated vesting of outstanding equity awards by an additional 12 months following the termination, except that (i) the Initial Grant will vest in full and (ii) the pro rata portion of PSUs (other than PSUs covered by the Initial Grant) will remain eligible to vest at the end of the performance period and will be settled based on certified performance results, and (e) Mallinckrodt’s coverage of the cost of outplacement services for 12 months.

In the event that Mr. Olafsson’s employment is terminated by Mallinckrodt without Cause or by Mr. Olafsson with Good Reason during the period beginning 120 days prior to and ending 24 months after a Change in Control (in each case as defined in the Employment Agreement), Mr. Olafsson will receive the foregoing Severance Benefits with the following enhancements: (a) the base salary and bonus severance will be a lump sum payment of 2.5 times the sum of his annual base salary and target annual bonus, and (b) all outstanding equity awards will become vested (with PSUs being settled based on the greater of target and actual performance through the Change in Control).

All of the foregoing severance compensation and benefits are subject to Mr. Olafsson’s execution and nonrevocation of a general release of claims against Mallinckrodt and his continued compliance with restrictive covenants as described below.

Restrictive Covenants

The Employment Agreement provides that Mr. Olafsson will be restricted from competing with Mallinckrodt and from soliciting Mallinckrodt’s employees and business partners during the 12-month period following his termination of employment for any reason.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.10 to this Current Report on Form 8-K and incorporated by reference herein.

Office of the CEO

On the Effective Date, Mallinckrodt also established an Office of the CEO on an interim basis until Mr. Olafsson starts at Mallinckrodt. The Office of the CEO comprises Mark Casey, Executive Vice President and Chief Legal Officer; Hugh O’Neill, Executive Vice President and Chief Commercial and Operations Officer; and Bryan Reasons, Executive Vice President and Chief Financial Officer.

Mr. Casey is a tenured attorney and executive with 30 years of experience in international business, litigation management across a range of matters, acquisitions and divestitures, and deep knowledge of intellectual property, regulatory and legal strategy, with 20 of those years in the healthcare industry and fifteen years as a public company general counsel. Mr. Casey began his career as a patent attorney for the Digital Equipment Corporation and for EMC Corporation, and served as Senior Patent Counsel for two years at Boston Scientific, after which he progressed to Chief Patent Counsel and Deputy General Counsel for Cytyc Corporation. He then served as General Counsel at Hologic, Inc. and most recently at Idera Pharmaceuticals. Mr. Casey is a past board member of AdvaMedDx. Mr. Casey is a graduate of Syracuse University with a bachelor’s degree in Electrical Engineering and a Juris Doctor degree from Suffolk University Law School.

Mr. O’Neill has more than 20 years of experience in new product planning and execution, business development, strategic planning, marketing, general management, finance and market access in the pharmaceutical industry. Before joining Mallinckrodt, Mr. O’Neill held various commercial leadership positions at Sanofi, including vice president of commercial excellence, general manager, president of Sanofi Canada, and vice president of market access and business development. He has also worked at Pharmacia, Novartis and Sandoz, crafting commercial strategies and operational plans across all facets of various organizations—including commercial coordination within research and development, new product launches, field force leadership, strategic marketing, business development, and market access. Mr. O’Neill holds a bachelor’s degree in finance from Montclair State University and an MBA in marketing from Seton Hall University.

Mr. Reasons has 25 years of experience in financial planning and analysis, corporate finance, controllership, auditing and business development. Previously Mr. Reasons served as the senior vice president and chief financial officer for six years at Impax Laboratories, and was instrumental in Mallinckrodt’s 2018 combination with Amneal Pharmaceuticals, Inc. Prior to that he held roles of increasing responsibility at Cephalon, Inc., including vice president, finance, and at E. I. Du Pont De Nemours and Company. He began his career at PricewaterhouseCoopers. Mr. Reasons also serves as an independent board director and audit committee chair for both Aclaris Therapeutics, Inc. and Recro Pharma, Inc. Mr. Reasons holds a bachelor’s degree in accounting and finance from Pennsylvania State University, an MBA in accounting from Widener University and is a Certified Public Accountant.

Committees of the Board of Directors

At the Effective Date, the Board had three committees: an audit committee (the “Audit Committee”), a human resources and compensation committee (the “Human Resources and Compensation Committee”) and a governance and compliance committee (the “Governance and Compliance Committee”), with such composition as set forth below:

•	Audit Committee: Mr. Sulat, Mr. Celentano and Mr. Goldman, with Mr. Sulat serving as chair;

•	Human Resources and Compensation Committee: Mr. Goldman, Mr. El-Dada, Mr. Sulat and Dr. Myers, with Mr. Goldman serving as chair; and

•	Governance and Compliance Committee: Dr. Myers, Mr. Celentano and Mr. El-Dada, with Dr. Myers serving as chair.

Arrangements with Continuing Officers

Effective as of the Effective Date, Mallinckrodt entered into letter agreements (each, a “Letter Agreement”) with, among others, Mr. O’Neill and Steven J. Romano, M.D. (each a “Continuing Officer” and collectively, the “Continuing Officers”). Each Letter Agreement supplements the existing employment agreement with each of the Continuing Officers, and provides that the Continuing Officer agrees to remain continuously employed with Mallinckrodt and its subsidiaries and affiliates through the 90-day anniversary of emergence (the “Retention Period”). During the Retention Period, each Continuing Officer will continue to receive compensation and benefits in accordance with the terms of his employment agreement. Upon the expiration of the Retention Period and for fifteen days thereafter, each Continuing Officer will have the option to terminate his employment and receive the severance benefits provided under his employment agreement upon an involuntary termination of employment, subject to conditions in his employment agreement, including his execution and nonrevocation of a release of claims. In consideration for his agreement to remain employed through the end of the Retention Period, each Continuing Officer will be paid an additional amount equal to three times his monthly base salary, which amount will also be paid if his employment is terminated without cause by Mallinckrodt prior to the end of the Retention Period.

The foregoing description of the Letter Agreements does not purport to be complete and is qualified in its entirety by reference to the Letter Agreements, which are filed as Exhibit 10.11 and Exhibit 10.12 to this Current Report on Form 8-K and incorporated by reference herein.

Mallinckrodt Pharmaceuticals 2022 Stock and Incentive Plan

On the Effective Date and pursuant to the Plan, Mallinckrodt adopted the Mallinckrodt Pharmaceuticals 2022 Stock and Incentive Plan (the “MIP”) and reserved an aggregate of 1,829,068 Ordinary Shares (subject to adjustment in accordance with the terms of the MIP) for the issuance of equity awards thereunder to Mallinckrodt’s employees, consultants and directors. The Ordinary Shares issuable under the MIP will be authorized but unissued Ordinary Shares and, to the extent permitted by applicable law, Ordinary Shares acquired by Mallinckrodt or any of its subsidiaries or designees and held as treasury shares, and no more than 1,829,068 Ordinary Shares (subject to adjustment in accordance with the terms of the MIP) may be granted as incentive stock options.

Awards under the MIP may be made, among other forms, in the forms of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units, and deferred stock units. The MIP will be administered by the Human Resources and Compensation Committee or its delegate with respect to awards to employees and consultants, and will be administered by the Governance Committee with respect to awards to directors. Equity awards granted pursuant to the MIP will be subject to the terms of the MIP and individual written award agreements thereunder. Awards granted under the MIP are subject to forfeiture and recoupment upon a termination of the holder’s employment for Cause (as defined in the MIP) or the holder’s engagement in certain significant misconduct. The MIP provides that, in the event of an award holder’s termination of service by Mallinckrodt without Cause or by the holder for Good Reason (each as defined in the MIP), unvested awards that would have otherwise vested during the 12-month period following such termination will vest upon such termination, subject to the holder’s release of claims and continued material compliance with applicable restrictive covenants. The MIP further provides that in the event of a Change in Control (as defined in the MIP), awards that are not assumed or substituted will become fully vested and payable.

The foregoing description of the MIP does not purport to be complete and is qualified in its entirety by reference to the MIP, which is filed as Exhibit 10.13 to this Current Report on Form 8-K and incorporated herein by reference.

Termination of Stock Option and Equity Incentive Plans

As of the Effective Date, in connection with emergence and the cancellation of all the existing ordinary shares of Mallinckrodt described under Items 1.02 and 3.03, all outstanding equity-based awards under the following stock option and equity incentive plans (collectively, the “Prior Stock Option and Equity Incentive Plans”) were automatically cancelled without consideration and the Prior Stock Option and Equity Incentive Plans were of no further force and effect with respect to any equity-based awards thereunder. On June 17, 2022 Mallinckrodt filed post-effective amendments to the associated registration statements on Form S-8 for the Prior Stock Option and Equity Incentive Plans to reflect the deregistration of any and all unsold securities reserved for issuance and registered for sale under such plans:

•	Mallinckrodt Pharmaceuticals Employee Stock Purchase Plan

•	Mallinckrodt Pharmaceuticals Savings Related Share Plan

•	Mallinckrodt Pharmaceuticals Stock and Incentive Plan

•	Employee Matters Agreement Equity Awards

•	Questcor Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan

•	Questcor Pharmaceuticals, Inc. 1992 Employee Stock Option Plan

•	Mallinckrodt Pharmaceuticals 2016 Employee Stock Purchase Plan

As of the Effective Date, securities were no longer offered under the Prior Stock Option and Equity Incentive Plans.

Indemnification Arrangements

As of the Effective Date, the Board approved (i) Mallinckrodt’s entry into a (A) form of deed of indemnification with each of Mallinckrodt’s directors and Secretary and (B) form of deed of indemnification with each of Mallinckrodt’s officers (other than the Secretary), including its named executive officers (all of the foregoing, collectively, the “Deeds of Indemnification”), and (ii) a form of indemnification agreement entered into by and between Sucampo Pharmaceuticals, Inc., a Delaware corporation and a wholly owned subsidiary of Mallinckrodt (“Sucampo”), and each of Mallinckrodt’s directors and Secretary (the “Indemnification Agreements”), substantially in the forms filed as Exhibit 10.14, Exhibit 10.15, and Exhibit 10.16 respectively, to this Current Report on Form 8-K. With respect to the foregoing agreements with Mark Casey and each of Mallinckrodt’s officers, the Deeds of Indemnification and Indemnification Agreements amend and restate and supersede and replace the previous deeds of indemnification entered into with Mallinckrodt as well as the related indemnification agreements entered into with Sucampo and Mallinckrodt Brand Pharmaceuticals, Inc.

The Deeds of Indemnification and Indemnification Agreements (together, the “Indemnification Arrangements”) provide, respectively, that Mallinckrodt and Sucampo will, to the fullest extent permitted by law, indemnify each indemnitee on the terms and conditions set forth in the Indemnification Arrangements against all expenses, liabilities or losses incurred by the indemnitee as a result of or in connection with the indemnitee being, or threatened to be made, a party, witness or other participant in any action, suit, litigation, proceeding or arbitration or any alternative dispute resolution mechanism (or any inquiry, hearing, tribunal or investigation, whether conducted by Mallinckrodt or any other party, that the indemnitee in good faith believes might lead to the institution of any of the foregoing or otherwise might give rise to adverse consequences or findings in respect of the indemnitee) (any of the foregoing, a “Proceeding”) in whole or in part by reason of (or arising in whole or in part out of) an event or occurrence related to such indemnitee’s service to Mallinckrodt. However, Mallinckrodt and Sucampo will not indemnify the indemnitees pursuant to the Indemnification Arrangements (i) on account of any Proceeding in which a final and non-appealable judgment is rendered against the indemnitee for an accounting of profits made from the purchase or sale by such indemnitee of securities of Mallinckrodt pursuant to the provisions of Section 16(b) of the Exchange Act, or similar provision of any federal, state or local laws; (ii) if a court of competent jurisdiction has determined in a final and non-appealable judgment that such indemnification is not permitted under applicable law; (iii) on account of any such Proceeding as to which the indemnitee has been convicted of a crime constituting a felony under the laws of the jurisdiction where the criminal action was brought (or, where a jurisdiction does not classify any crime as a felony, a crime for which the indemnitee is sentenced to death or imprisonment for a term exceeding one year); or (iv) on account of any Proceeding brought by Mallinckrodt or any of its subsidiaries against the indemnitee.

Because Mallinckrodt is an Irish public limited company, the Irish Companies Act 2014 only permits Mallinckrodt to pay the costs or discharge the liability of a director or the Secretary where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. The Indemnification Agreements provide for Sucampo to advance the indemnitee’s expenses subject to an undertaking by the indemnitee to repay amounts advanced if and to the extent it is ultimately determined that such person is not entitled to indemnification by Sucampo on the terms and conditions set forth in the Indemnification Agreements. The Deeds of Indemnification provide that in the event the indemnitee receives judgment in his or her favor or the Proceeding is otherwise disposed of in a manner that allows Mallinckrodt to indemnify such indemnitee under its articles of association as then in effect, Mallinckrodt will reimburse Sucampo for any indemnification payments or expense advancements previously made by Sucampo. Indemnification and advancement of expenses will not be made under the Indemnification Arrangements in connection with Proceedings initiated by the indemnitee against Mallinckrodt or any of its subsidiaries or any director, officer or employee of Mallinckrodt or any of its subsidiaries, except in specified circumstances.

The foregoing is only a general summary of certain aspects the Deeds of Indemnification and the Indemnification Agreements and does not purport to be complete. It is qualified in its entirety by reference to the respective form of Deed of Indemnification and the form of Indemnification Agreement filed as Exhibit 10.14, Exhibit 10.15, and Exhibit 10.16, respectively, to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

Effective as of the Effective Date, and pursuant to the Scheme of Arrangement, the new memorandum and articles of association (together, the “New Articles of Association”) were adopted, which replaced and superseded the prior Amended and Restated Memorandum and Articles of Association (together, the “Prior Articles of Association”), respectively. Set forth below are the principal changes to the Prior Articles of Association, as reflected in the New Articles of Association.

Share Capitalization

The New Articles of Association provide that the authorized share capital of Mallinckrodt is US$10,000,000 and €40,000 divided into 500,000,000 Ordinary Shares, par value US$0.01 each, 500,000,000 preferred shares, par value US$0.01 each, and 40,000 ordinary A shares, par value €1.00 each. They further provide that, pursuant to Section 1123(a)(6) of the Bankruptcy Code, Mallinckrodt will not issue non-voting equity securities, provided that this restriction (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as Section 1123 is in effect and applicable to Mallinckrodt, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

The Prior Articles of Association provided that the authorized share capital of Mallinckrodt was US$200,000,000 and €40,000 divided into 500,000,000 ordinary shares of US$0.20 each, 500,000,000 Preferred Shares, par value US$0.20 each, and 40,000 Ordinary A Shares, par value €1.00 each, and did not include restrictions on the issuance of non-voting equity securities.

Record Date for Dividends and Other Distributions

The New Articles of Association provide that the record date for determining the shareholders entitled to receive payments of dividends and other distributions or allotment of any rights, or for determining the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of shares, or any other lawful action, must be not more than 60 days prior to such action.

The Prior Articles of Association provided that the record date for determining the shareholders entitled to receive payments of dividends and other distributions or allotment of any rights, or for determining the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of shares, or any other lawful action, was required to be not more than 30 nor less than two days prior to such action.

Chairman of General Meetings of Mallinckrodt

The New Articles of Association provide that, if there is no chairman of the Board, or if he or she is not present within 15 minutes after the time appointed for the holding of a general meeting or is unwilling to act, any director or other person designated by the Board (or, if the Board has not designated any such person prior to the meeting or such person is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, such an officer or director or any other person elected by the directors present at the meeting) will preside as chairman of the meeting.

The New Articles of Association further provide that, if at any general meeting no person designated in accordance with the above-described article is willing to act as chairman or if no such person is present within 15 minutes after the time appointed for holding the meeting, the shareholders present at the meeting will choose one of their number to be chairman of the meeting.

The Prior Articles of Association provided that, if there was no chairman of the Board, or if he or she was not present within 15 minutes after the time appointed for the holding of the meeting or was unwilling to act, the directors present would elect one of their number to serve as chairman of the meeting.

The Prior Articles of Association further provided that, if at any general meeting no director designated in accordance with the above-described article was willing to act as chairman or if no director was present within 15 minutes after the time appointed for holding the meeting, the shareholders present at the meeting would choose one of their number to be chairman of the meeting.

Disqualification of Directors

The New Articles of Association no longer provide for the automatic disqualification of a director if he or she is requested to resign in writing by not less than three-quarters of the other directors.

Business Combinations

The New Articles of Association no longer prohibit Mallinckrodt from engaging in business combinations with interested shareholders.

Directors’ Authority to Allot Shares and Waiver of Statutory Pre-Emption Rights

The New Articles of Association provide the Board with a renewed authority to allot and issue shares (including rights to subscribe for, convert into or otherwise acquire any shares), without shareholder approval and without first offering those shares on the same or more favorable terms to existing shareholders on a pro rata basis, for a period of five years from the Effective Date and up to the maximum amount of Mallinckrodt’s authorized share capital.

The Prior Articles of Association included the same provision by reference to their adoption date; however, the five years since their adoption expired on June 27, 2018, and the effectiveness of the New Articles of Association with the same provision will operate as a renewal of the authority.

The foregoing descriptions of the New Articles of Association do not purport to be complete and are qualified in their entirety by reference to the New Articles of Association, which are filed as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Prior Articles of Association do not purport to be complete and are qualified in their entirety by reference to the Prior Articles of Association, which are filed as Exhibit 3.2 to Mallinckrodt’s Annual Report on Form 10-K for the period ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2022, and are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

In connection with its emergence from the chapter 11 and Irish examinership proceedings, Mallinckrodt issued a press release on the Effective Date, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act, or the Exchange Act.

Item 8.01.	Other Events.

In connection with the Governmental Acthar Settlement, Mallinckrodt has entered into separate settlement agreements with the fifty states, the Commonwealth of Puerto Rico, the District of Columbia and certain relators, which further implement the settlement established by the Governmental Acthar Settlement.

On June 8, 2022, the Bankruptcy Court entered an order approving a minor modification to the Plan, which is reflected in the final Plan filed at Docket No. 7670 and as Exhibit 2.1 to this Current Report on Form 8-K. The foregoing summary of the modification to the Plan does not purport to be complete and is qualified in its entirety by reference to the Plan (which includes such modification), which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 herein by reference.

Cautionary Statements Related to Forward-Looking Statements

Statements in this document that are not strictly historical, including statements regarding future financial condition and operating results, legal, economic, business, competitive and/or regulatory factors affecting Mallinckrodt’s businesses, and any other statements regarding events or developments Mallinckrodt believes or anticipates will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: the effects of the Chapter 11 cases on the liquidity, results of operations and businesses of Mallinckrodt and its subsidiaries; governmental investigations and inquiries, regulatory actions and lawsuits brought against Mallinckrodt by government agencies and private parties with respect to its historical commercialization of opioids, including the agreement set forth in the Plan regarding a global settlement to resolve all opioid-related claims; the settlement set forth in the Plan with governmental parties to resolve certain disputes relating to Acthar Gel; the ability to maintain relationships with Mallinckrodt’s suppliers, customers, employees and other third parties as a result of, and following, the Chapter 11 cases; the possibility that Mallinckrodt may be unable to achieve its business and strategic goals even now that the

Plan is successfully consummated; the nondischargeability of certain claims against Mallinckrodt as part of the bankruptcy process; developing, funding and executing Mallinckrodt’s business plan and continuing as a going concern; Mallinckrodt’s post-bankruptcy capital structure; scrutiny from governments, legislative bodies and enforcement agencies related to sales, marketing and pricing practices; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; the impact of the outbreak of the COVID-19 coronavirus; the reimbursement practices of governmental health administration authorities, private health coverage insurers and other third-party payers; complex reporting and payment obligations under the Medicare and Medicaid rebate programs and other governmental purchasing and rebate programs; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; changes in or failure to comply with relevant laws and regulations; Mallinckrodt’s and its partners’ ability to successfully develop or commercialize new products or expand commercial opportunities; Mallinckrodt’s ability to navigate price fluctuations; competition; Mallinckrodt’s and its partners’ ability to protect intellectual property rights; limited clinical trial data for Acthar Gel; clinical studies and related regulatory processes; product liability losses and other litigation liability; material health, safety and environmental liabilities; potential indemnification liabilities to Covidien pursuant to the separation and distribution agreement; business development activities; retention of key personnel; the effectiveness of information technology infrastructure including cybersecurity and data leakage risks; customer concentration; Mallinckrodt’s reliance on certain individual products that are material to its financial performance; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; complex manufacturing processes; conducting business internationally; Mallinckrodt’s ability to achieve expected benefits from restructuring activities; Mallinckrodt’s significant levels of intangible assets and related impairment testing; labor and employment laws and regulations; natural disasters or other catastrophic events; Mallinckrodt’s substantial indebtedness, its ability to generate sufficient cash to reduce its indebtedness and its potential need and ability to incur further indebtedness; Mallinckrodt’s ability to generate sufficient cash to service indebtedness even now that the prepetition indebtedness has been restructured; restrictions on Mallinckrodt’s operations contained in the agreements governing Mallinckrodt’s indebtedness; Mallinckrodt’s variable rate indebtedness; future changes to U.S. and foreign tax laws or the impact of disputes with governmental tax authorities; and the impact of Irish laws.

The “Risk Factors” section of Mallinckrodt’s most recent Annual Report on Form 10-K and other filings with the SEC identify and describe in more detail the risks and uncertainties to which Mallinckrodt’s businesses are subject. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
2.1	Modified Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, filed June 21, 2022.
3.1	New Memorandum and Articles of Association.
4.1	Warrant Agreement, dated June 16, 2022.
4.2	11.500% First Lien Senior Secured Notes due 2028 Indenture, dated June 16, 2022.
4.3	Form of 11.500% First Lien Senior Secured Note due 2028 (included in Exhibit 4.2).
4.4	Supplemental Indenture No. 4, dated June 16, 2022.
4.5	10.000% Second Lien Senior Secured Notes due 2025 Indenture, dated June 16, 2022.
4.6	Form of 10.000% Second Lien Senior Secured Notes due 2025 (included in Exhibit 4.5).
4.7	10.000% Second Lien Senior Secured Notes due 2029 Indenture, dated June 16, 2022.
4.8	Form of 10.000% Second Lien Senior Notes due 2029 (included in Exhibit 4.7).
10.1	Opioid Deferred Cash Payments Agreement, dated June 16, 2022.
10.2	Settlement Agreement, dated as of March 7, 2022, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, Mallinckrodt plc, Mallinckrodt ARD LLC and James Landolt (incorporated by reference to Exhibit 10.1 of Mallinckrodt’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2022).

10.3	Settlement Agreement, dated as of March 7, 2022, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General of the Department of Health and Human Services, Mallinckrodt plc, Mallinckrodt ARD LLC, Charles Strunck, Lisa Pratta and Scott Clark (incorporated by reference to Exhibit 10.2 of Mallinckrodt’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2022).
10.4	Registration Rights Agreement, dated June 16, 2022.
10.5	Credit Agreement, dated June 16, 2022.
10.6	Note Purchase Agreement, dated June 15, 2022.
10.7	Receivables Financing Credit Agreement, dated June 16, 2022.
10.8	Purchase and Sale Agreement, dated June 16, 2022.
10.9	Separation of Employment Agreement and General Release, by and between Mark Trudeau and ST Shared Services LLC, dated June 16, 2022.
10.10	Employment Agreement, by and between Mallinckrodt plc and Sigurdur Olafsson, dated June 16, 2022.
10.11	Letter Agreement, by and between Hugh O’Neill and Mallinckrodt plc.
10.12	Letter Agreement, by and between Steven Romano and Mallinckrodt plc.
10.13	Mallinckrodt Pharmaceuticals 2022 Stock and Incentive Plan.
10.14	Form of Deed of Indemnification by and between Mallinckrodt plc and Directors and Secretary.
10.15	Form of Deed of Indemnification by and between Mallinckrodt plc and Officers.
10.16	Form of Indemnification Agreement by and between Sucampo Pharmaceuticals, Inc. and Directors and Secretary.
99.1	Press Release, dated June 16, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALLINCKRODT PLC
(registrant)

By:	/s/ Bryan M. Reasons
Bryan M. Reasons
Executive Vice President &
Chief Financial Officer
(principal financial and accounting officer, co-principal executive officer)

Date: June 22, 2022